Exhibit 10.16

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT is by and between TELKONET, INC. (“TKO”), a Utah corporation with corporate offices located in Germantown, Maryland and ROBERT M. ZIRPOLI(“Executive”).

WHEREAS, TKO is acquiring substantially all of the assets of SMART SYSTEMS INTERNATIONAL (“SSI”) (the “Acquisition”).

WHEREAS, TKO will continue to operate the SSI business following the Effective Date (as hereinafter defined);

WHEREAS, subject to the Acquisition being completed (the “Effective Date”), TKO desires to employ Executive, and Executive desires to be employed by TKO.

NOW THEREFORE, TKO hereby employs Executive, and Executive hereby accepts employment with TKO on the following terms and conditions:

1.     Duties.  TKO hereby employs Executive in the capacity of Senior Applications Engineer. In such capacity, Executive shall:

(a)  provide technical leadership for research, design and development of hardware and software systems and components; plan, coordinate and manage engineering activities including scheduling, design, budgeting and implementing projects;

(b) ensure Engineering activities are timely and completed in accordance with established quality standards and procedures; develop and implement policies that ensure effective completion of tasks and processes; coordinate with related departments to maintain schedules and effect necessary changes and revisions;

(c) ensure that safety & compliance regulations are closely adhered to; complete related documentation such as patents, specs & whitepapers as required; and

(d) supports the Marketing and Sales area, by providing the following functions:
•	Assures the correct product configuration is proposed, priced and provided to a customer
•	Performs site surveys
•	Creates site specific custom product design
•	Provides customer training
•	Offers Technical customer/product support
•	Provides Trade show support

2.     Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a minimum of six (6) months. At the end of that time period, an assessment will be made regarding the Executive’s continued employment. In the event that he is involuntarily terminated (other than for “cause” or engaging in any unethical, immoral or unprofessional conduct or violation of a Company policy), Telkonet agrees to pay the Executive severance equal to three (3) months of current base salary, and continue to provide and pay for health insurance coverage for a period of three (3) months following termination or until such time that the Executive is covered by another group benefits plan, whichever occurs first.

3.     Extent of Services. During the Term and any extension thereof, Executive shall devote his full time and efforts to the performance, to the best of his abilities, of such duties and responsibilities inherent in the position of Senior Applications Engineer, as described in Section 1 above, and as the Board of Directors and/or the Officers of TKO shall determine, consistent therewith.

4.     Compensation.

(a) Salary. Executive shall be paid One Hundred Thousand Dollars ($100,000.00) per year which shall be paid in accordance with TKO’s normal payroll practices, and subject to all lawfully required withholding. The base salary may be increased annually as determined by the Board of Directors of Telkonet in its sole discretion.

(b) Executive Participation in TKO Staff Benefits Plans. Following the Effective Date, Executive shall be entitled to participate in any group health programs and other benefit and incentive plans, which may be instituted from time-to-time for TKO employees, and for which Executive qualifies under the terms of such plans. All such benefits shall be provided on the same terms and conditions as generally apply to all other TKO employees under these plans and may be modified by TKO from time-to-time.

(c) Expenses. Subject to TKO company policy, the Executive shall be reimbursed by TKO for all ordinary, reasonable, customary and necessary expenses incurred by him in the performance of his duties and responsibilities as Senior Applications Engineer. Executive agrees to prepare documentation for such expenses as may be necessary for TKO to comply with the applicable rules and regulations of the Internal Revenue Service.

5.     Vacation. At full pay and without any adverse effect to his compensation, provided all other terms and conditions of this Agreement are satisfied, Executive shall be entitled to three (3) weeks of vacation for each full calendar year during the term of this Agreement. Executive agrees to schedule his vacation leave in advance upon written notice to the TKO CEO and at a time with minimum disruption to TKO. Carryover of vacation days in excess of two weeks is subject to the prior approval of the CEO of TKO.

6.     Termination. This Agreement shall terminate in accordance with Section 2 of this Agreement, or upon the first to occur of any of the following events:

(a) The bankruptcy or dissolution of TKO;

(b) The death of Executive;

(c) The mutual consent of Executive and TKO;

(d) “Cause” exists for termination. For purposes of this Agreement, “cause” shall include, but not be limited to, the following: (1) theft, fraud, embezzlement, dishonesty or other similar behavior by Executive; (2) any material breach by Executive of any provision of this Agreement; (3) any habitual neglect of duty or misconduct of Executive in discharging any of his duties and responsibilities under this Agreement; (4) any conduct of Executive which is detrimental to or embarrassing to TKO, including, but not limited to, Executive being indicated or convicted of a felony or any offense involving moral turpitude; or (5) any default of Executive’s obligations hereunder, or any failure or refusal of Executive to comply with the policies, rules and regulations of TKO, which default, failure or refusal is not cured within a reasonable time (but not to exceed thirty (30) days) after written notification thereof to Executive by TKO. If cause exists for termination, Executive shall be entitled to no further compensation, except for accrued leave and vacation and except as may be required by applicable law.

7.     Surrender of Books and Papers. Upon termination of this Agreement (irrespective of the time, manner, or cause of termination, be it for cause or otherwise), Executive shall immediately surrender to TKO all books, records, or other written papers or documents entrusted to him or which he has otherwise acquired pertaining to TKO and all other TKO property in Executive’s possession, custody or control.

8.     Inventions and Patents. Executive agrees that Executive will promptly from time-to-time fully inform and disclose to TKO any and all ideas, concepts, copyrights, copyrightable material, developments, inventions, designs, improvements and discoveries of whatever nature that Executive may have or produce during the term of Executive’s employment under this Agreement that pertain or relate to the then current business of TKO (the “Creations”), whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All Creations shall be the exclusive property of TKO and shall be “works made for hire” as defined in 17 U.S.C. §101, and TKO shall own all rights in and to the Creations throughout the world, without payment of royalty or other consideration to Executive or anyone claiming through Executive. Executive hereby transfers and assigns to TKO (or its designee) all right, title and interest in and to every Creation. Executive shall assist TKO in obtaining patents or copyrights on all such inventions, designs, improvements and discoveries being patentable or copyrightable by Executive or TKO and shall execute all documents and do all things necessary to obtain letters of patent or copyright, vest the TKO with full and exclusive title thereto, and protect the same against infringement by others, and such assistance shall be given by Executive, if needed, after termination of this Agreement for whatever cause or reason. Executive hereby represents and warrants that Executive has no current or future obligation with respect to the assignment or disclosure of any or all developments, inventions, designs, improvements and discoveries of whatever nature to any previous Employer, entity or other person and that Executive does not claim any rights or interest in or to any previous unpatented or uncopyrighted developments, inventions, designs, improvements or discoveries.

9.     Trade Secrets, Non-Competition and Non-Solicitation.

(a) Trade Secrets. Contemporaneous with the execution of this Agreement and during the term of employment under this Agreement, TKO shall deliver to Executive or permit Executive to have access to and become familiar with various confidential information and trade secrets of SSI and TKO, including without limitation, data, production methods, customer lists, product format or developments, other information concerning the business of SSI and TKO, and other unique processes, procedures, services and products of SSI and TKO, which are regularly used in the operation of the business of the SSI and TKO (collectively, the “Confidential Information”). Executive shall not disclose any of the Confidential Information that he receives from TKO or their clients and customers in the course of his employment with TKO, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with TKO Executive further acknowledges and agrees that Executive owes SSI and TKO a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use. All files, records, documents, drawings, graphics, processes, specifications, equipment and similar items relating to the business of SSI and/or TKO, whether prepared by Executive or otherwise coming into Executive’s possession in the course of his employment with TKO, shall remain the exclusive property of TKO and shall not be removed from the premises of SSI and/or TKO without the prior written consent of TKO unless removed in relation to the performance of Executive’s duties under this Agreement. Any such files, records, documents, drawings, graphics, specifications, equipment and similar items, and any and all copies of such materials which have been removed from the premises of SSI and/or TKO, shall be returned by Executive to TKO. Executive further acknowledges that the covenants of Executive herein are intended to include the protection of the confidential information of SSI's and TKO’s customers and clients, that come into the possession of Executive as a result of his employment with TKO, and that such customers and clients of TKO shall be entitled to rely on and enforce these covenants against Executive for their own benefit.

(b) Non-Competition. Executive acknowledges that he will be provided with and have access to the Confidential Information, the authorized use or disclosure of which would cause irreparable injury to TKO, that TKO’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 9(b) and that Executive’s breach of the provisions of this Section would materially and irreparably damage TKO. In consideration for TKO’s disclosure of Confidential Information to Executive, Executive’s access to the Confidential Information, and the salary paid to Executive by TKO hereunder, Executive agrees that during the term and for a period of three (3) months following termination of the Employment (the "Noncompetition Period"), he will not (a) Participate In (as hereinafter defined) any other business or organization which at any time during the Noncompetition Period be engaged in the same business as or in competition with TKO within Continental USA; (b) directly or indirectly solicit for business any person or enterprise that at any time during the one (1) year period preceding the date of termination of the Employment who was a customer of TKO; or (c) directly or indirectly employ any person who, at any time during the one (1) year period preceding the date of termination pursuant to the terms of the Employment Contract was, or during the Noncompetition Period is, an employee of TKO.

(c) Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section 9(b) of this Agreement are reasonable in scope and necessary for the protection of the business and goodwill of TKO. Executive agrees that should any portion of the covenants in Section 9 be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the maximum extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d) Soliciting Executives. Executive shall not during the term of this Agreement or for a period of one (1) year after termination of Executive’s employment hereunder for any reason, whether by resignation, discharge or otherwise, either directly or indirectly, employ, enter into agreement with, or solicit the employment of, Executives of TKO for the purpose of causing them to leave the employment of TKO or take employment with any business that is in competition in any manner whatsoever with the business of TKO.

(e) Injunctive Relief; Extension of Restrictive Period. In the event of a breach of any of the covenants by Executive or TKO contained in this Agreement, it is understood that damages will be difficult to ascertain, and either party may petition a court of law or equity for injunctive relief in addition to any other relief which Executive or TKO may have under the law, including but not limited to reasonable attorneys’ fees.

10.     Miscellaneous.

(a) This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. Executive shall not assign any part of his rights under this Agreement without the prior written consent of TKO.

(b) This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding Executive’s employment.

(c) No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d) This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Maryland, without regard to applicable conflict of laws provisions.

(e) The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1)	If to TKO, to:

Lorna M. Kleinrock, PHR
Vice President
Human Resources
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876

(2)	If to Executive, to:

Mr. Robert M. Zirpoli
3271 S. Highland Drive, #715
Las Vegas, NV 89109

IN WITNESS WHEREOF, TKO and Executive have executed this Agreement as of the Effective Date.

TELKONET, INC. By: ___________________________ Name: Title:	By: /s/ Robert M. Zirpoli Robert M. Zirpoli